Exhibit 99.1

                              N E W S R E L E A S E
                              FOR IMMEDIATE RELEASE

Contact: Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida                                    December 09, 2005

                 DYCOM TO ACQUIRE PRINCE TELECOM HOLDINGS, INC.

Palm Beach Gardens, Florida, December 09, 2005 -- Dycom Industries, Inc. (NYSE
Symbol: "DY") announced today that it has entered into a stock purchase agreement with Prince Telecom Holdings, Inc. pursuant to which Dycom will acquire Prince Telecom for approximately $65.1 million in cash. Under the terms of the purchase agreement, Prince Telecom will become a wholly owned subsidiary of Dycom. The consummation of the merger is subject to certain customary closing conditions, including termination of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Dycom expects the acquisition will be consummated prior to the end of December 2005.

Prince Telecom installs and maintains customer premise equipment, including set top boxes and cable modems, for leading cable multiple system operators throughout the United States.

Dycom http://www.dycomind.com/ is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.

This press release contains "forward-looking statements" as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company's expectations for revenues and earnings per share. These statements are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.


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